Exhibit 99.1

Press Release

Safehold Announces Leadership Changes

Tim Doherty Appointed Chief Investment Officer; Steve Wylder Named EVP, Head of Investments

Marcos Alvarado to Depart to Pursue Another Professional Opportunity

NEW YORK, January 16, 2024

Safehold Inc. (NYSE: SAFE) today announced updates to its executive management team.

Tim Doherty, EVP, Head of Investments, has been appointed Chief Investment Officer, and Steve Wylder, EVP, Investments, has been appointed EVP, Head of Investments, effective January 26, 2024. The Company’s current President & Chief Investment Officer, Marcos Alvarado, will step down from the Company to pursue a professional opportunity at a private investment firm. Mr. Alvarado will remain with Safehold through January 26, 2024 to ensure a smooth transition of his responsibilities.

“These appointments demonstrate the deep bench of talent we have developed at Safehold,” said Jay Sugarman, Chairman and Chief Executive Officer. “Tim and Steve are both longtime veterans of the business and have played instrumental roles in transforming Safehold from the creation of the business into the leading ground lease REIT it is today, with a portfolio of high-quality assets across the country. I look forward to working closely with them and our senior leadership as we continue to revolutionize real estate ownership and position Safehold for sustainable, long-term value creation.”

Mr. Sugarman continued, “On behalf of the Board and executive management team, we thank Marcos for his many contributions over his tenure. He has been a strong partner and leader at Safehold, and we wish him the very best in his next professional endeavor.”

“I am incredibly proud of all we have achieved and I am confident in Safehold’s continued success for years to come,” said Mr. Alvarado.

In his new role, Mr. Doherty will report directly to Mr. Sugarman and Mr. Wylder will continue to report directly to Mr. Doherty.

In connection with his departure from the Company, Mr. Alvarado will also step down from his position as a member of the Company’s Board of Directors.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:

Pearse Hoffmann

Senior Vice President

Capital Markets & Investor Relations

T 212.930.9400

E investors@safeholdinc.com